[             FILED               ]
[     IN THE OFFICE OF THE        ]
[   SECRETARY OF STATE OF THE     ]
[       STATE OF NEVADA           ]
[         APR O5, 1999            ]
[ DEAN HELLER, SECRETARY OF STATE ]

                            ARTICLES OF INCORPORATION

                                       OF

                        STERLING ELECTRONIC COMMERCE CO.

         The undersigned natural person, being at least eighteen years of age, acting as incorporator of a corporation in the State of Nevada, adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

         The name of this corporation is:

                  STERLING ELECTRONIC COMMERCE CO.

                                   ARTICLE II

         The corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the laws of the
State of Nevada.

                                  ARTICLE III

         The corporation is authorized to issue the following classes of shares:
Twenty-Four Million (24,000,000) shares of common voting stock with a par value of one mil ($.001) per share; and One Million (1,000,000) shares of preferred stock with a par value of one mil ($.001) per share. The common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights or assessments for any shares; unless otherwise provided in the Bylaws, the shareholders may not accumulate their shares for voting purposes.

         The Board of Directors shall have the authority to divide the stock into series on all the classes, establish the number of shares for any series, determine the qualifications, limitations or restrictions of rights thereon; and
in addition to the foregoing, the Board of Directors may designate such voting rights for the preferred shares as they may deem appropriate.

                                   ARTICLE IV

         The period of duration of the corporation is perpetual.

                                    ARTICLE V

         The street address of the initial resident office of the corporation is
5333 South Arville, Suite 7-A, Las Vegas, Nevada 89118; the name of the corporation's initial resident agent at that office is Corporate Capital
Formation, Inc., whose signature of acceptance as the resident agent is set forth on the signature page of these articles of incorporation.

                                   ARTICLE VI

         The Governing Board of this corporation shall be styled as the Board of
Directors; the initial Board of Directors shall consist of one member, the incorporator, at the address above.

         To the fullest extent permitted by the Nevada corporations laws or any other applicable law as now in effect or as it may hereafter be amended, officers or directors of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken in good faith, or the failure to take any action, as an officer or director.

Dated this 15th day of March, 1999.

/s/ W. Michael Howery
-----------------------------------------             [ NOTARY SEAL ]
Incorporator